Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 97 to the Registration Statement on Form N-1A of Fidelity Investment Trust: Fidelity Canada Fund of our report dated December 21, 2006 on the financial statements and financial highlights included in the October 31, 2006 Annual Report to Shareholders of the above reference fund, which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 26, 2007